SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of this 30th day of June, 2014, by and among UHF Incorporated, a Delaware corporation (the “Company”), Target Acquisitions I, Inc., a Delaware corporation (“Target”), and the stockholders of Target (the “Stockholders”), upon the following premises:

Preliminary Statement

The Company is a publicly traded company whose shares of common stock are quoted on the OTCQB under the symbol "UHFI.OB.”

Target is a corporation whose shares of common stock are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which through its wholly-owned subsidiaries and variable interest entity has rights in certain mineral processing facilities in China.

UHF desires to acquire 100% of the issued and outstanding shares of Target from the Stockholders in exchange for the issuance of an aggregate of one (1) share of the Company’s Series A Convertible Preferred Stock which, upon the occurrence of certain events as described herein will automatically convert into 17,839,800 shares of the common stock of the Company and forty three million three hundred seventy five thousand six hundred thirty eight (43,375,638) shares of the Company’s common stock (the “Exchange Shares”), representing approximately 96% of the total voting power of the Company’s capital stock (the “Exchange Shares”), and the Stockholders are willing to exchange their shares of Target  in exchange for the Exchange Shares on the terms and subject to the conditions set forth herein (the “Exchange”). On the Closing Date (as defined in Section 4.05), Target will become a wholly-owned subsidiary of the Company, assuming all of the Stockholders exchange their shares of Target for Exchange Shares.

The boards of directors of the Company and Target have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their respective stockholders.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF TARGET

As an inducement to, and to obtain the reliance of the Company, except as set forth in the Target Schedules (as hereinafter defined), Target represents and warrants as of the Closing Date, as defined below, as follows:

Section 1.01 Incorporation.  Target is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Target has delivered to the Company or its representatives complete and correct copies of the certificate of incorporation and by-laws of Target, each  as in effect on the date hereof (collectively, the “Target Charter Documents”).  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Target’s Charter Documents.  Target has taken all actions required by law, the Target Charter Documents, or otherwise to authorize the execution and delivery of this Agreement.  Target has full power, authority, and legal capacity and has taken all action required by law, the target Charter Documents, and otherwise to consummate the transactions herein contemplated.

                      Section 1.02 Authorized Shares.  As of the date hereof, the authorized capital of Target consists of  ten million shares of “blank check” preferred stock, none of which has been issued, and one hundred  million (100,000,000) shares of common stock, of which 14,000,100 shares are issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03 Subsidiaries and Predecessor Corporations.  The Target SEC Reports (as defined in Section 1.04, below), sets forth all of the subsidiaries of Target all other entities which Target, directly or indirectly, controls or has an equity interest.

        Section 1.04 SEC Filings; Financial Statements.

(a) Target has made available to the Company a correct and complete copy, or there has been available on EDGAR, copies of each report, registration statement and definitive proxy statement filed by Target with the SEC since October 1, 2012 (the “Target SEC Reports”), which are all the forms, reports and documents required to be filed by the Company with the SEC since October 1, 2012. As of their respective dates, the Target SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Target SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Included in the Target SEC Reports are (i) the audited balance sheets of Target as of December 31, 2013 and December 31, 2012 and the related audited statements of operations, stockholders’ equity and cash flows for December 31, 2013 and December 31, 2012, together with the notes to such statements and the opinion of its independent certified public accountants, with respect thereto; and (ii) the unaudited balance sheet of Target as of March  31, 2014 and the related unaudited statements of operations, stockholders’ equity and cash flows for the three months ended March 31, 2014 and March 31, 2013, together with the notes to such statements.

(c) Each set of financial statements (including, in each case, any related notes thereto) contained in the Target  SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of Target at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a  material adverse effect upon the business, prospects, management, properties, operations, condition (financial or otherwise) or results of operations of Target, taken as a whole (“Material Adverse Effect”). The balance sheets of Target included in the Target SEC Reports are true and accurate and present fairly as of their respective dates the financial condition of Target.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Target had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Target, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles. All of Target’s assets are reflected on its financial statements, and, except as set forth in the Target Schedules or the financial statements of Target or the notes thereto, Target has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

(d) Target has no material liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(e) Target has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from October 1, 2012  to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(f) The books and records, financial and otherwise, of Target are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

Section 1.05 Information   The information concerning Target set forth in this Agreement, the Target SEC Reports and the Target Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, Target has fully disclosed in writing to the Company (through this Agreement, the Target SEC Reports  or the Target Schedules) all information relating to matters involving Target or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $1,000 liability , (ii) have led or may lead to a competitive disadvantage on the part of the Company or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Target, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 1.06 Options or Warrants.   There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Target.

Section   1.07 Absence of Certain Changes or Events.  Since March 31, 2014:

(a) There has not been (i) any material adverse change in the business, operations, properties, assets or condition of Target, or (ii) any damage, destruction or loss Target (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of Target.

(b) Target has not (i) amended the Target Charter Documents, except as required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Target; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or  (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees.

(c) Target has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Target balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Target; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement.

(d)  Target has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of Target.

Section 1.08 Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of Target after reasonable investigation, threatened by or against Target or affecting Target or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Target does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section  1.09 Contracts.

(a)   The Target SEC Reports list all “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to Target is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business.  A “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least one hundred thousand dollars ($100,000).

(b)   All contracts, agreements, franchises, license agreements, and other commitments to which the Target is a party or by which its properties are bound and which are material to the operations of Target taken as a whole are valid and enforceable by Target in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

(c) Except as disclosed in the Target SEC Reports, Target is not a party to or bound by, and the properties of Target are not subject to any judgment, order, writ, injunction, decree, or award.

(d) Except as disclosed in the Target SEC Reports, Target is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of the Company.

Section 1.10 No Conflict With Other Instruments.   The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Target is a party or to which any of its assets, properties or operations are subject.

Section 1.11 Compliance With Laws and Regulations.  Except as disclosed in the Target SEC Reports, Target has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Target or except to the extent that noncompliance would not result in the occurrence of any material liability for Target. .

Section 1.12   Approval of Agreement.  The Board of Directors of the Company has authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the transactions contemplated hereby, and has recommend to the Shareholders that the Exchange be accepted.

Section 1.13 Material Transactions or Affiliations.  Except as disclosed herein, the Target SEC Reports  and in the Target Schedules, there exists no contract, agreement or arrangement between Target and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by Target to own beneficially, 5% or more of the issued and outstanding shares of Target common stock (“Target 5% Stockholder”) and which is to be performed in whole or in part after the date hereof or was entered into since October 1, 2012.  Neither any officer, director, nor 5% Stockholder of Target has, or has had since January 1, 2012, any known interest, direct or indirect, in any such transaction with Target which was material to the business of Target.  Target has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

 Section 1.14   Target Disclosure Schedules.   Target has delivered to the Company  a schedule of any exceptions to the representations made herein,  certified by the chief executive officer of Target as complete, true, and correct as of the date of this Agreement in all material respects. Target shall cause the Target Schedules and the instruments and data delivered to the Company hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 1.14 Valid Obligation.  This Agreement and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligation Target, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.15 PRC Laws and Regulations. To the best of its knowledge, each of Target’s subsidiaries is in compliance with all applicable laws and regulations of the PRC and Hebei Province and of each other locality located therein.  All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of the Company’s subsidiaries doing business in the PRC have been duly obtained from the relevant PRC governmental authorities and are in full force and effect.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each of the Stockholders hereby represents and warrants to the Company as follows.

Section 2.01 Good Title.  The Stockholder is the record and beneficial owner, and has good title to the shares of Target owned by such Stockholder (“Target Shares”), with the right and authority to sell and deliver such Target Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of the Company as the new owner of such Target Shares in the share register of the Target, the Company will receive good title to such Target Shares, free and clear of all liens.

Section 2.02 Power and Authority. The Stockholder has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform such Stockholder’s obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof.

Section 2.03 No Conflicts.  The execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of such Stockholder’s obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to the Stockholder and (c) will not violate or breach any contractual obligation to which the Stockholder is a party.

Section 2.04 Finder’s Fee.  The Stockholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Exchange.

Section 2.05 Purchase Entirely for Own Account. The Exchange Shares proposed to be acquired by the Stockholder hereunder will be acquired for investment for such Stockholder’s own account, and not with a view to the resale or distribution of any part thereof, and the Stockholder has no present intention of selling or otherwise distributing the Exchange Shares, except in compliance with applicable securities laws.

Section 2.06 Acquisition of Exchange Shares for Investment.

(a) The Stockholder is acquiring the Exchange Shares for investment for such Stockholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  The Stockholder further represents such Stockholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares.

(b) The Stockholder represents and warrants that such Shareholder (i) can bear the economic risk of such Stockholder’s respective investments, and (ii) possesses such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of the investment in the Company and its securities.

(c) The Stockholder is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) and understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S.  The Stockholder has no intention of becoming a U.S. Person.  At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, the Stockholder was outside of the United States.  Each certificate representing the Exchange Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

 (d) The Stockholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(e) The Stockholder acknowledges that such Stockholder has carefully reviewed such information as such Stockholder has deemed necessary to evaluate an investment in the Company and its securities.  To the full satisfaction of such Stockholder, the Stockholder has been furnished all materials that he has requested relating to the Company and the issuance of the Exchange Shares hereunder, and such Stockholder has been afforded the opportunity to ask questions of the Company’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the Stockholder.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of the Company set forth in this Agreement, on which the Stockholder has relied in making an exchange of such Stockholder’s Target Shares for the Exchange Shares.

(g) The Stockholder understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.  The Stockholder further acknowledges that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, the Company’s compliance with the reporting requirements under the Exchange Act).

(h) The Stockholder agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of the Stockholder under this Section 2.06 shall survive the Closing for the period set forth in Section 8.11.

Section 2.07 Additional Legend; Consent. The Stockholder consents to the Company making a notation on its records or giving instructions to any transfer agent of Exchange Shares in order to implement the restrictions on transfer of the Exchange Shares.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE COMPANY

As an inducement to, and to obtain the reliance of Target and the Stockholders, except as set forth in the Company Schedules or the Company SEC Reports (as each of those terms is hereinafter defined), the Company represents and warrants, as of the date hereof and as of the Closing Date, as follows:

Section 3.01 Organization.  The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The Company has made available to Target and the Stockholders or there is included on the Securities and Exchange Commission’s website (“EDGAR”) complete and correct copies of the certificate of incorporation (including the certificate of designation authorizing the issuance of the Series A Convertible Preferred Stock) and bylaws of the Company, each as in effect on the date hereof (together, the “Company Charter Documents”). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Company Charter Documents.  The Company has taken all action required by law, its Charter Documents, or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by law, its Charter Documents, or otherwise to consummate the transactions herein contemplated.

Section 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000,000 shares of “blank check” preferred stock, including one (1) share of Series A Convertible Preferred Stock, none of which have been issued, and 50,000,000 shares of common stock.  Immediately prior to the execution and delivery hereof, HC Consulting Limited, the owner of 11,024,444 shares of the common stock of the Company has contributed to the capital of the Company 9,111,464 shares of the common stock of the Company.  As a result of such capital contribution there are now issued and outstanding an aggregate of 2,550,640 shares of the common stock of the Company of which 1,912,980 shares are owned by HC Consulting Limited.  The Series A Convertible Preferred Stock has the rights, powers, privileges and limitations sets forth in the certificate of designation authorizing its issuance filed with the secretary of state of Delaware. Among such rights are the right to vote on an as converted basis on all matters with the holders of the common stock and the right to automatically convert into 17,839,800 shares of the common stock of the Company at such time as the certificate of incorporation of the Company is amended to permit the issuance of such common shares.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. As of the Closing Date, no shares of the Company’s common stock were reserved for issuance upon the exercise of outstanding options to purchase the common stock; no shares of common stock were reserved for issuance upon the exercise of outstanding warrants to purchase shares of Company common stock; and no shares of common stock were reserved for issuance upon the conversion of any outstanding convertible notes, debentures or other securities, other than shares reserved for issuance upon conversion of the Series A Convertible Preferred Stock (the “Conversion Shares”).  All outstanding shares of the Company’s common stock have been issued and granted in compliance with (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any applicable Contracts.

                   (b) There are no equity securities, partnership interests or similar ownership interests of any class of any equity security of the Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding, except for the Conversion Shares..   There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There is no plan or arrangement to issue shares of the Company’s common stock, except as set forth in this Agreement.

Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company, and there are no agreements to which Company is a party, or of which the Company has knowledge, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Section 3.03 Subsidiaries and Predecessor Corporations.   Except as disclosed in the Company SEC Reports, the Company does not have any predecessor corporation(s), no subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

        Section  3.04 SEC Filings; Financial Statements.

(a) The Company has made available to Target and the Stockholders a correct and complete copy, or there has been available on EDGAR, copies of each report, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 2012 (the “Company SEC Reports”), which are all the forms, reports and documents required to be filed by the Company with the SEC since January 1, 2012. As of their respective dates, the Company SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Included in the Company SEC Reports are (i) the audited balance sheets of the Company as of December 31, 2013 and December 31, 2012 and the related audited statements of operations, stockholders’ equity and cash flows for December 31, 2013 and December 31, 2012, together with the notes to such statements and the opinion of its independent certified public accountants, with respect thereto; and (ii) the unaudited balance sheet of the Company as of March  31, 2014 and the related unaudited statements of operations, stockholders’ equity and cash flows for the three months ended March 31, 2014 and March 31, 2013, together with the notes to such statements.

(c) Each set of financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of The Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a  material adverse effect upon the business, prospects, management, properties, operations, condition (financial or otherwise) or results of operations of the Company, taken as a whole (“Material Adverse Effect”). The balance sheets of the Company included in the Company SEC Reports are true and accurate and present fairly as of their respective dates the financial condition of the Company.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, the Company had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of the Company, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles. All of the Company’s assets are reflected on its financial statements, and, except as set forth in the Company Schedules or the financial statements of Company or the notes thereto, the Company has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

(d) The Company has no material liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(e) The Company has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(f) The books and records, financial and otherwise, of the Company are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

Section 3.05 Information   The information concerning the Company set forth in this Agreement and the Company Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, the Company has fully disclosed in writing to Target and the Stockholders (through this Agreement or the Company Schedules) all information relating to matters involving the Company or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $1,000 liability , (ii) have led or may lead to a competitive disadvantage on the part of the Company or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the Company, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 3.06 Options or Warrants.   There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of the Company, other than the Conversion Shares which have been reserved for issuance upon conversion of the Series A Convertible Preferred Stock.

Section  3.07 Absence of Certain Changes or Events.  Since March 31, 2014:

(a) There has not been (i) any material adverse change in the business, operations, properties, assets or condition of the Company or (ii) any damage, destruction or loss to the Company (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of the Company.

(b) The Company has not (i) amended the Company Charter Documents, except as required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of the Company; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or  (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees.

(c) The Company has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Company balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of the Company; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement.

(d)  The Company has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of the Company.

Section 3.08 Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company, or affecting the Company or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in the Company Schedule 3.08.  The Company is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality.

  Section 3.09 Contracts.

(a) The Company  is not a party to, and its assets, products, technology and properties are not bound by, any contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral;

(b) The Company is not a party to or bound by, and the properties of the Company are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(c) The Company is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of the Company.

Section 3.10 No Conflict With Other Instruments.   The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which any of its assets, properties or operations are subject.

Section 3.11 Compliance With Laws and Regulations.  The Company has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.12  Approval of Agreement.  The Board of Directors of the Company has authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the transactions contemplated hereby.

Section 3.13 Material Transactions or Affiliations.  Except as disclosed herein and in the Company Schedules, there exists no contract, agreement or arrangement between the Company and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by the Company to own beneficially, 5% or more of the issued and outstanding common shares of the Company and which is to be performed in whole or in part after the date hereof or was entered into since January 1, 2012.  Neither any officer, director, nor 5% Stockholder  of the Company  has, or has had since January 1, 2012, any known interest, direct or indirect, in any such transaction with the Company which was material to the business of the Company.  The Company has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 3.14   Company Schedules.  The Company has delivered to Target and the Stockholders the following schedules, which are collectively referred to as the “Company Schedules” and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of the Company to be complete, true, and accurate in all material respects as of the date of this Agreement.

(a) a schedule of any exceptions to the representations made herein; and

(e) a schedule containing the other information requested herein.

The Company shall cause the Company Schedules and the instruments and data delivered to Target and the Stockholders hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 3.15 Valid Obligation.  This Agreement and all agreements and other documents executed by Acquirer in connection herewith constitute the valid and binding obligation of the Company, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.16 Exchange Act Compliance.   The Company is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, the Company’s common stock has been registered under Section 12(g) of the Exchange Act, and the Company is in compliance with all of the requirements under, and imposed by, Section 12(g) and Section 13(a) of the Exchange Act, except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on The Company.

Section 3.17 Title to Property.  The Company does not own or lease any real property or personal property.  There are no options or other contracts under which the Company has a right or obligation to acquire or lease any interest in real property or personal property.

Section 3.18    Liabilities.  As of the completion of the Closing, the Company will have no liabilities or obligations other than those not in excess of $[15,000], arising in connection with this transaction.

ARTICLE IV
PLAN OF EXCHANGE

Section 4.01 The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, each of the Stockholders who has elected to accept the exchange offer described herein by executing this Agreement, shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of Target set forth on the Target Schedules attached hereto, constituting all of the shares of Target held by such Stockholder; the objective of such Exchange being the acquisition by the Company of not less than 100% of the issued and outstanding shares of Target.  In exchange for the transfer of such securities by the Stockholders, the Company shall issue to the Stockholders other than the holder of 4,080,000 shares of the common stock of Target (the “Preferred Recipient”), their affiliates or assigns, a total of 43,375,638 shares of the Company’s common stock in such proportions as indicated on Table 1 attached hereto and issue to the Preferred Recipient one shares of the Company’s Series A Preferred Stock which shall, at the time described herein, automatically convert into 17,839,800 shares of the Company’s common stock for all of the outstanding shares of the Target held by the Stockholders.  At the Closing Date, each of the Stockholders shall, on surrender of their certificate or certificates representing such Stockholder’s shares to the Company or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Exchange Shares. The Stockholders acknowledge that the distribution of the Exchange Shares among them has been determined by agreement among them and the Preferred Recipient has agreed to receive the Series A Preferred Share provided for herein.

Upon consummation of the transaction contemplated herein and assuming all of the Stockholders accept the Exchange Shares in exchange for all of their shares of Target, all of the issued and outstanding shares of Target shall be held by the Company. Upon consummation of the transaction contemplated herein there shall be one share of Company preferred  stock (convertible into 17,839,800 shares of Company Common Stock) and  45,926,278  shares of Company common stock issued and outstanding.

Section 4.02 Closing.  The closing (the “Closing” or the “Closing Date”) of the transactions contemplated by this Agreement shall occur on June 30, 2014 upon the exchange of the shares of Target and the Company as described in Section 4.01 herein. Such Closing shall take place at a mutually agreeable time and place, and be conditioned upon all of the conditions of the Exchange being met.

Section 4.03 Closing Events.  At the Closing or as soon as reasonably practicable thereafter, the Company, Target and the Stockholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 4.04 Termination. This Agreement may be terminated by the Board of Directors of the Company or Target only in the event that the Company or Target does not meet the conditions precedent set forth in Articles VI and VII.  If this Agreement is terminated pursuant to this section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

Section 4.05. Resignations. At the Closing, the directors and officers of Target shall delver their resignations to the Company.

ARTICLE V
SPECIAL COVENANTS

Section 5.01 Delivery of Books and Records.   At the Closing, Target shall deliver to the Company, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Target which is now in the possession of Target or its representatives.

Section 5.02 Third Party Consents and Certificates.  Target and the Company agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 5.03 Indemnification.

(a) Target hereby agrees to indemnify the Company and each of the officers, agents and directors of Acquirer as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (the “Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(b)  Each of the Stockholders, severally but not jointly, agrees to indemnify the Company and each of the officers, agents and directors of the Company as of the date of execution of this Agreement against any Loss, to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article II of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

Section 5.04 The Acquisition of Exchange Shares.  Target and the Company understand and agree that the consummation of this Agreement including the issuance of the Exchange Shares to the Stockholders in exchange for the Exchange Shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  Target and the Company agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a) In connection with the transaction contemplated by this Agreement, Target and the Company shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(b) In order to more fully document reliance on the exemptions as provided herein, the Company, Target and the Stockholders shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as the Company or Target and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

(c) The Stockholders acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

Section 5.05 Sales of Securities Under Rule 144, If Applicable.

(a) The Company will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act so that its stockholders can sell restricted securities that have been held for six months or more or such other restricted period as required by Rule 144 as it is from time to time amended.

(b) Upon being informed in writing by any person holding restricted stock of The Company that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), the Company will certify in writing to such person that it is compliance with Rule 144 current public information requirement to enable such person to sell such person’s restricted stock under Rule 144, as may be applicable under the circumstances.

(c) If any certificate representing any such restricted stock is presented to the Company’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by a legal opinion that such transfer has complied with the requirements of Rule 144, as the case may be, the Company will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01 Accuracy of Representations and Performance of Covenants.  The representations and warranties made by the Company in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  Target shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Target prior to or at the Closing.  The Company shall be furnished with a certificate, signed by a duly authorized executive officer of Target and dated the Closing Date, to the foregoing effect. The representations and warranties made by the Shareholders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).

Section 6.02 No Governmental Prohibition.   No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.03  Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Target after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.04 Other Items. The Company shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as the Company may reasonably request.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF TARGET
AND THE SHAREHOLDERS

The obligations of Target and the Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01 Accuracy of Representations and Performance of Covenants.  The representations and warranties made by the Company in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, the Company shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company. Target shall be furnished with a certificate, signed by a duly authorized executive officer of the Company and dated the Closing Date, to the foregoing effect.

Section 7.02 No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.03 Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Company after the Closing Date on the basis as presently operated shall have been obtained.

Section 7.04   Other Items.   Target shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as Target may reasonably request.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Brokers.   Target and the Company agree that, except as set out on Schedule 8.01 attached hereto, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  Target and the Company agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 8.02 Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Delaware.  Venue for all matters shall be in New York, New York, without giving effect to principles of conflicts of law thereunder.  Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 8.03 Notices.   Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed to the recipient at such address as it has provided to the other parties hereto at the time of execution of this Agreement or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 8.04 Attorney’s Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.05 Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 8.06 Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties.  Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 8.07 Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 8.08 Third Party Beneficiaries.  This contract is strictly between Target and the Company, and, except as specifically provided, no director, officer, stockholder (other than the Stockholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 8.09 Expenses.  Subject to Article VI and VII above, whether or not the Exchange is consummated, each of Target and the Company will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 8.10 Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.11 Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year.

Section 8.12 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 8.13 Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 8.14 Best Efforts.   Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

Target Acquisitions I, Inc.

By: /s/Changkui Zhu
       Changkui Zhu
Chief Executive Officer

UHF Incorporated

By: /s/Changkui Zhu
        Changkui Zhu
Chief Executive Officer

Accepted and Approved by
the Stockholders:

/s/Changkui Zhu
Changkui Zhu

/s/ Jiazhen Liu
Jiazhen Liu
Wealth Sino Trading Limited
By: /s/ Changqing Han
Sui Feng Limited
By: /s/ Junyan Tian
True South Limited
By: /s/ Xia Wang
Splendid Shine Limited
By: /s/Fengqin Ji
/s/ Chia-Hua Lee Chia-Hua Lee

/s/ Lien-Hsiang Hu
Lien-Hsiang Hu

Trophy Journey Limited

By: /s/ Lixin Shi
Idea Vantage Limited

By: /s/ Jiazhen Liu
United Ample International Limited By: /s/ Wenyan Yang

/s/ Wanli Liu
Wanli Liu

Southern Sleek Limited

By: /s/ Dengwei Gao
/s/ Dongli Sun Dongli Sun

True Sino Enterprises Limited

By: /s/ Huiqin Wang
Talent Lead Investments Limited

By: /s/ Shaofeng Han
Talent Horse Limited

By: /s/ Yuqin Wei
/s/ Meijie Wang Meijie Wang

/s/ Xingwang Shao
Xingwang Shao

Wisdom Thrive Limited

By: /s/ Jianxin Wei

Table 1
  Exchange Shares to be Issued

Name of Target Stockholder	Number of Exchange Shares	Number of Target Shares
	Series A PreferredCommon

Changkui Zhu	2,230,412	510,100
Jiazhen Liu	“1” converts into 17,839,800	4,080,000
Wealth Sino Trading Limited	7,041,474	1,610,400
Sui Feng Limited	4,526,412	1,035,200
True South Limited	4,424,970	1,012,000
Splendid Shine Limited	4,369,002	999,200
Chia-Hua Lee	3,060,750	700,000
Lien-Hsiang Hu	3,060,750	700,000
Trophy Journey Limited	2,913,834	666,400
Idea Vantage Limited	2,658,480	608,000
United Ample International Limited	1,661,550	380,000
Wanli Liu	1,311,750	300,000
Southern Sleek Limited	1,168,332	267,200
Dongli Sun	1,114,988	255,000
True Sino Enterprises Limited	902,484	206,400
Talent Lead Investments Limited	808,038	184,800
Talent Horse Limited	808,038	184,800
Meijie Wang	668,993	153,000
Xingwang Shao	445,995	102,000
Wisdom Thrive Limited	199,386	45,600
Total	“1” 61,215,438	14,000,100

Share Exchange Agreement
Target Schedules
Exceptions to Representations

None.

Share Exchange Agreement
Company Schedules
Exceptions to Representations

None.

Schedule 8.01

None.